Exhibit 99.1

Metallus Announces Fourth-Quarter and Full-Year 2024 Results

•
Net sales of $240.5 million in the fourth quarter and $1.1 billion for the full year
•
Fourth-quarter net loss of $21.4 million and full-year net income of $1.3 million with adjusted EBITDA(1) of $8.3 million in the fourth quarter and $77.7 million for the full year
•
Operating cash flow of $13.9 million in the fourth quarter with $40.3 million for the full year
•
For the full year, invested $64.3 million in capital expenditures and $54.8 million to repurchase common shares and convertible notes
•
Cash and cash equivalents balance was $240.7 million with total liquidity(2) of $458.6 million at the end of 2024

CANTON, Ohio: February 27, 2025 – Metallus (NYSE: MTUS), a leader in high-quality specialty metals, manufactured components and supply chain solutions, today reported fourth-quarter 2024 net sales of $240.5 million and net loss of $21.4 million, or a loss of $0.50 per diluted share. On an adjusted basis(1), the fourth-quarter 2024 net loss was $3.3 million, or a loss of $0.08 per diluted share, and adjusted EBITDA was $8.3 million.

This compares with the company's sequential third-quarter 2024 net sales of $227.2 million and net loss of $5.9 million, or a loss of $0.13 per diluted share. On an adjusted basis(1), the third-quarter 2024 net loss was $4.4 million, or a loss of $0.09 per diluted share, and adjusted EBITDA was $6.1 million.

Fourth-quarter 2023 net sales were $328.1 million with net income of $1.3 million, or $0.03 per diluted share. On an adjusted basis(1), the fourth-quarter 2023 net income was $16.5 million, or $0.36 per diluted share, and adjusted EBITDA was $35.7 million.

“During 2024, we continued to invest in our assets aimed at improving safety, quality and efficiency while also returning capital to shareholders. In addition, we maintained robust training and development opportunities for our employees. Weak demand across the majority of our end markets drove lower shipments and melt utilization during 2024, resulting in disappointing financial performance for the year. Despite challenging market conditions, we focused on what we could control with an emphasis on nurturing our valued partnerships with our customers and suppliers,” stated Mike Williams, president, and chief executive officer.

“As we progress through the first quarter of 2025, I am encouraged to see stronger customer order patterns with higher average weekly orders compared with the second half of 2024. As market conditions improve, we expect to generate improved profitability while realizing the benefit of our previous investments. We remain committed to delivering value to our shareholders, as demonstrated by our capital allocation strategy which includes strategic investment in our business to drive profitable growth and our ongoing share repurchase program. Looking ahead, our focus will continue to be on safety, exceptional customer service, and advancing our strategic imperatives to drive sustainable profitability and cash flow in all market conditions,” stated Williams.

FOURTH-QUARTER 2024 FINANCIAL SUMMARY

•
Net sales of $240.5 million increased 6 percent compared with $227.2 million in the third quarter 2024. The increase in net sales was primarily driven by higher shipments and favorable aerospace & defense product mix. Compared with the fourth quarter of 2023, net sales decreased by 27 percent on lower shipments and average base sales(1) prices.
•
Ship tons of 130,200 increased 10,300 tons sequentially, or 9 percent, driven by higher aerospace & defense, energy and automotive shipments, partially offset by lower industrial shipments. Compared with the fourth quarter of 2023, ship tons decreased 17 percent as a result of lower shipments across all end markets.
•
Manufacturing costs increased by $10.3 million on a sequential basis as a result of lower cost absorption and the timing of costs capitalized into inventory. Melt utilization declined to 56 percent in the fourth quarter from 60 percent in the third quarter. Fourth-quarter melt utilization was impacted by planned annual shutdown maintenance coupled with additional planned downtime to balance inventory with demand. Compared with the prior-year fourth quarter, manufacturing costs decreased by $0.5 million.

FULL-YEAR FINANCIAL SUMMARY

Net income for the full-year 2024 was $1.3 million, or $0.03 per diluted share, compared with net income of $69.4 million, or $1.47 per diluted share, for the full-year 2023. On an adjusted basis(1), full-year 2024 net income was $25.1 million, or $0.57 per diluted share, and adjusted EBITDA was $77.7 million. In comparison, full-year 2023 net income on an adjusted basis(1) was $89.8 million, or $1.91 per diluted share, and adjusted EBITDA(1) was $169.0 million.

•
Net sales of $1.1 billion decreased 20 percent compared with the full-year 2023, driven by lower shipments and average raw material surcharge revenue per ton, partially offset by an increase in average base sales(1) prices and favorable product mix. Within the aerospace & defense end market, net sales increased by 17 percent to $134.9 million compared with the full-year 2023. As a percentage of consolidated net sales, aerospace & defense represented 12 percent of the total in 2024 compared with 8 percent of the total in 2023.
•
Ship tons were 555,500, a decrease of 19 percent from 2023 on lower shipments in all end markets except aerospace & defense.
•
Manufacturing costs increased by $31.1 million compared with 2023 primarily driven by lower cost absorption on decreased production. Melt utilization declined to 60 percent in 2024, as the company continued to balance production with demand, compared with 70 percent in 2023.

CASH, LIQUIDITY AND REPURCHASE ACTIVITY

As of December 31, 2024, the company’s cash and cash equivalents balance was $240.7 million. In the fourth quarter, operating cash flow was $13.9 million, primarily driven by a reduction in working capital. For the full year 2024, the company generated operating cash flow of $40.3 million. Capital expenditures totaled $64.3 million in 2024 including $8.0 million for projects funded by the U.S. government. Total liquidity(2) was $458.6 million as of December 31, 2024.

During the fourth quarter, the company received $7.0 million from the U.S. Army as part of the previously announced $99.75 million capacity expansion funding agreement in support of the U.S. Army's mission of ramping up munitions production. Additionally, the company received $1.0 million during the fourth quarter from JobsOhio as part of the previously announced $3.5 million grant. In total during 2024, the company received $53.5 million of government funding and expects additional funding to be provided under the previously announced agreements throughout 2025 and into early 2026 as mutually agreed upon milestones are achieved.

In the fourth quarter, the company repurchased $7.8 million aggregate principal amount of its convertible notes at a cost of $17.2 million. As of December 31, 2024, the outstanding principal balance of convertible notes was $5.5 million. As a result of the fourth-quarter convertible note repurchases, diluted shares outstanding will decrease by approximately 1.0 million shares going forward.

Additionally, during the fourth quarter the company repurchased approximately 0.2 million common shares at an aggregate cost of $3.5 million. For the full year 2024, the company repurchased 2.0 million common shares for $37.6 million, representing 4.7 percent of its outstanding shares. As of December 31, 2024, the Company had a balance of $102.8 million remaining on its authorized share repurchase program.

OUTLOOK

Given the elements outlined in the outlook below, the company expects first-quarter of 2025 adjusted EBITDA to be higher than the fourth quarter of 2024.

Commercial:

•
First-quarter shipments are expected to increase from the fourth quarter of 2024 as the order book begins to strengthen.
•
Lead times for both bar and tube products currently extend to May.
•
Annual price agreement negotiations covering approximately 70 percent of the order book are substantially complete. Average base price per ton for customers covered by annual agreements is expected to decrease by low to mid-single digits on a percentage basis in 2025 compared with average base price per ton for the full year 2024, mix dependent.
•
Surcharge revenue per ton is expected to be sequentially higher in the first quarter primarily driven by higher scrap prices.

Operations:

•
The company expects the average melt utilization rate to be approximately 70 percent in the first quarter driven by improvement in the order book.
•
Manufacturing costs are expected to sequentially improve in the first quarter following the completion of planned annual shutdown maintenance in the fourth quarter and expected higher first-quarter melt utilization, resulting in improved cost absorption.

Other matters:

•
Planned capital expenditures are approximately $125 million in 2025, inclusive of approximately $90 million of capital expenditures funded by the U.S. government.
•
Required pension contributions are expected to be approximately $65 million in 2025.
•
An effective income tax rate of approximately 25 percent is expected in 2025.
(1)
Please see discussion of non-GAAP financial measures in this news release.
(2)
The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.

METALLUS EARNINGS WEBCAST INFORMATION

Metallus will provide live Internet listening access to its conference call with the financial community scheduled for Friday, February 28, 2025 at 9:00 a.m. ET. The live conference call will be broadcast at investors.metallus.com. A replay of the conference call will also be available at investors.metallus.com.

ABOUT METALLUS INC.

Metallus (NYSE: MTUS) manufactures high-performance specialty metals from recycled scrap metal in Canton, OH, serving demanding applications in industrial, automotive, aerospace & defense and energy end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, Metallus' proven expertise contributes to the performance of our customers' products. The company employs approximately 1,880 people and had sales of $1.1 billion in 2024. For more information, please visit us at www.metallus.com.

-###-

Investor contact:

Jennifer Beeman

P 330.471.7760

ir@metallus.com

NON-GAAP FINANCIAL MEASURES

Metallus reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, free cash flow, base sales, and other adjusted items. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, Metallus' results prepared in accordance with GAAP. In addition, the non-GAAP measures Metallus uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures Metallus uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: (1) the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in customer operating schedules due to supply chain constraints or unplanned work stoppages, the ability of customers to obtain financing to purchase the company’s products or equipment that contains its products, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; (2) changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, availability of skilled labor and changes in the cost of labor and benefits; (3) the success of the company's operating plans, announced programs, initiatives and capital investments, the consistency to meet demand levels following unplanned downtime, and the company's ability to maintain appropriate relations with the union that represents its associates in certain locations in order to avoid disruptions of business; (4) whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; (5) the company's pension obligations and investment performance; (6) with respect to the company's ability to achieve its sustainability goals, including its 2030 environmental goals, the ability to meet such goals within the expected timeframe, changes in laws, regulations, prevailing standards or public policy, the alignment of the scientific community on measurement and reporting approaches, the complexity of commodity supply chains and the evolution of and adoption of new technology, including traceability practices, tools and processes; (7) availability of property insurance coverage at commercially reasonable rates or insufficient insurance coverage to cover claims or damages; (8) the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital; (9) the effects of the conditional conversion feature of the convertible notes due December 1, 2025, which, if triggered, entitles holders to convert the notes at any time during specified periods at their option and therefore could result in potential dilution if the holder elects to convert and the company elects to satisfy a portion or all of the conversion obligation by delivering common shares instead of cash; (10) the impacts from any repurchases of our common shares, including the timing and amount of any repurchases; (11) competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; (12) deterioration in global economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; (13) the impact of global conflicts on the economy, sourcing of raw materials, and commodity prices; (14) climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; (15) unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, regulatory compliance and environmental issues and taxes, among other matters; (16) cyber-related risks, including information technology system failures, interruptions and security breaches; (17) the potential impact of pandemics, epidemics, widespread illness or other health issues; and (18) with respect to the equipment investments to support the U.S. Army’s mission of ramping up munitions production in the coming years, whether the funding awarded to support these investments is received on the anticipated timetable, whether the company is able to successfully complete the installation and commissioning of the new assets on the targeted budget and timetable, and whether the anticipated increase in throughput is achieved. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation or prospect set forth in this news release can or will be achieved. Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data) (Unaudited)	2024	2023	2024	2023
Net sales	$240.5	$328.1	$1,084.0	$1,362.4
Cost of products sold	229.6	286.7	986.3	1,175.9
Gross Profit	10.9	41.4	97.7	186.5
Selling, general & administrative expenses (SG&A)	20.4	22.7	87.7	84.6
Loss (gain) on sale or disposal of assets, net	0.2	0.3	0.6	(2.5)
Loss on extinguishment of debt	9.4	—	9.4	11.4
Other (income) expense, net	7.3	16.8	5.0	3.7
Interest (income) expense, net	(2.0)	(2.1)	(9.6)	(7.1)
Income (Loss) Before Income Taxes	(24.4)	3.7	4.6	96.4
Provision (benefit) for income taxes	(3.0)	2.4	3.3	27.0
Net Income (Loss)	$(21.4)	$1.3	$1.3	$69.4

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$(0.50)	$0.03	$0.03	$1.58
Diluted earnings (loss) per share (1,2)	$(0.50)	$0.03	$0.03	$1.47

Weighted average shares outstanding - basic	42.4	43.2	43.2	43.8
Weighted average shares outstanding - diluted (1,2)	42.4	47.1	44.3	47.8

(1) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards were excluded from the computation of diluted earnings (loss) per share for the three months ended December 31, 2024, because the effect of their inclusion would have been anti-dilutive. For the year ended December 31, 2024, common share equivalents for shares issuable for equity-based awards (1.1 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. Common share equivalents for shares issuable upon the conversion of outstanding convertible notes were excluded in the computation of diluted earnings (loss) per share for the year ended December 31, 2024 as these shares would be anti-dilutive.

(2) For the three months and year ended December 31, 2023, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares and 1.9 million shares, respectively) and common share equivalents for shares issuable for equity-based awards (2.2 million shares and 2.1 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million and $1.0 million for the three months and year ended December 31, 2023, respectively, of convertible notes interest expense (including amortization of convertible notes issuance costs).

CONSOLIDATED BALANCE SHEETS

(Dollars in millions) (Unaudited)	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$240.7	$280.6
Accounts receivable, net of allowances	90.8	113.2
Inventories, net	219.8	228.0
Deferred charges and prepaid expenses	29.9	10.3
Other current assets	6.1	24.7
Total Current Assets	587.3	656.8

Property, plant and equipment, net	507.3	492.5
Operating lease right-of-use assets	11.7	11.4
Pension assets	5.5	9.9
Intangible assets, net	3.4	2.7
Other non-current assets	1.5	2.0
Total Assets	$1,116.7	$1,175.3

LIABILITIES
Accounts payable	$119.2	$133.3
Salaries, wages and benefits	16.8	26.8
Accrued pension and postretirement costs	66.5	43.5
Current operating lease liabilities	4.8	5.0
Current convertible notes, net	5.4	13.2
Government funding liability	53.5	—
Other current liabilities	15.3	26.6
Total Current Liabilities	281.5	248.4

Credit Agreement	—	—
Non-current operating lease liabilities	6.9	6.4
Accrued pension and postretirement costs	110.2	160.5
Deferred income taxes	14.3	15.0
Other non-current liabilities	13.3	13.4
Total Liabilities	426.2	443.7
SHAREHOLDERS' EQUITY
Additional paid-in capital	843.9	844.2
Retained deficit	(52.4)	(53.7)
Treasury shares	(108.7)	(71.3)
Accumulated other comprehensive income (loss)	7.7	12.4
Total Shareholders' Equity	690.5	731.6
Total Liabilities and Shareholders' Equity	$1,116.7	$1,175.3

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$(21.4)	$1.3	$1.3	$69.4
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	13.7	14.1	54.1	56.9
Amortization of deferred financing fees	0.1	0.1	0.5	0.5
Loss on extinguishment of debt	9.4	—	9.4	11.4
Loss (gain) on sale or disposal of assets, net	0.2	0.3	0.6	(2.5)
Deferred income taxes	0.5	(10.4)	0.5	(9.7)
Stock-based compensation expense	3.5	3.0	14.0	11.5
Pension and postretirement expense (benefit), net	9.3	40.7	14.4	47.1
Changes in operating assets and liabilities:
Accounts receivable, net	14.2	22.7	21.7	(33.4)
Inventories, net	(1.9)	27.8	7.3	(34.9)
Accounts payable	(2.8)	(18.8)	(19.2)	15.3
Other accrued expenses	(1.8)	15.0	(21.7)	5.3
Deferred charges and prepaid expenses	(12.1)	(1.5)	(19.6)	(3.9)
Pension and postretirement contributions and payments	(7.5)	2.2	(45.5)	(2.8)
Other, net	10.5	(22.4)	22.5	(4.9)
Net Cash Provided (Used) by Operating Activities	13.9	74.1	40.3	125.3
Investing Activities
Capital expenditures	(15.2)	(15.4)	(64.3)	(51.6)
Proceeds from government funding	8.0	—	53.5	—
Proceeds from disposals of property, plant and equipment	—	—	—	1.7
Net Cash Provided (Used) by Investing Activities	(7.2)	(15.4)	(10.8)	(49.9)
Financing Activities
Purchase of treasury shares	(3.5)	(4.1)	(37.6)	(32.6)
Proceeds from exercise of stock options	—	0.4	1.4	2.8
Shares surrendered for employee taxes on stock compensation	—	—	(15.5)	(3.4)
Repayments on convertible notes	(17.2)	—	(17.2)	(18.7)
Net Cash Provided (Used) by Financing Activities	(20.7)	(3.7)	(68.9)	(51.9)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	(14.0)	55.0	(39.4)	23.5
Cash, cash equivalents, and restricted cash at beginning of period	255.9	226.3	281.3	257.8
Cash, Cash Equivalents, and Restricted Cash at End of Period	$241.9	$281.3	$241.9	$281.3

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

Cash and cash equivalents	$240.7	$280.6	$240.7	$280.6
Restricted cash reported in other current assets	1.2	0.7	1.2	0.7
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$241.9	$281.3	$241.9	$281.3

Reconciliation of Free Cash Flow(2) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions) (Unaudited)	2024	2023	2024	2023
Net Cash Provided (Used) by Operating Activities	$13.9	$74.1	$40.3	$125.3
Less: Capital expenditures(1)	(13.0)	(15.4)	(56.3)	(51.6)
Free Cash Flow(2)	$0.9	$58.7	$(16.0)	$73.7

(1) On February 27, 2024, the Company entered into an agreement for up to $99.75 million in funding from the United States Army. In the three months and year ended December 31, 2024, funding proceeds of $8.0 million and $53.5 million were received, respectively, and the related capital spending for the project of $2.2 million and $8.0 million are excluded from Free Cash Flow.

(2) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the three months ended December 31, 2024, December 31, 2023, and September 30, 2024:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Three months ended December 31, 2024		Three months ended December 31, 2023		Three months ended September 30, 2024
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(9)	Net income (loss)	Diluted earnings (loss) per share(1)
As reported	$(21.4)	$(0.50)	$1.3	$0.03	$(5.9)	$(0.13)
Adjustments:(2)
Loss (gain) on sale or disposal of assets, net	0.2	0.01	0.3	0.01	0.1	—
Loss on extinguishment of debt	9.4	0.22	—	—	—	—
Loss (gain) from remeasurement of benefit plans, net	8.5	0.20	38.8	0.82	—	—
Sales and use tax refund	—	—	(1.4)	(0.03)	—	—
Business transformation costs(3)	0.5	0.01	0.6	0.01	0.9	0.02
IT transformation costs(4)	1.7	0.04	1.2	0.03	0.9	0.03
Insurance recoveries(5)	—	—	(20.0)	(0.42)	—	—
Rebranding costs(6)	0.1	—	0.5	0.01	0.1	—
Amortization of cloud-computing costs(7)	0.6	0.01	—	—	—	—
Tax effect on above adjustments(8)	(2.9)	(0.07)	(4.8)	(0.10)	(0.5)	(0.01)
As adjusted	$(3.3)	$(0.08)	$16.5	$0.36	$(4.4)	$(0.09)

(1) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards were excluded from the computation of diluted earnings (loss) per share for the three months ended September 30, 2024 and December 31, 2024, because the effect of their inclusion would have been anti-dilutive.

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(4) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(5) During the second half of 2022, the Faircrest melt shop experienced unplanned operational downtime. Metallus recognized an insurance recovery of $20.0 million related to the unplanned downtime in the fourth quarter of 2023. These insurance recoveries were received in the first quarter of 2024.

(6) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(7) Amortization of cloud computing software costs consists of expense recognized in Selling, General, and Administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.

(8) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

(9) For the three months ended December 31, 2023, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (2.2 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended December 31, 2023 was 47.1 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the year ended December 31, 2024 and December 31, 2023:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Year Ended December 31, 2024		Year Ended December 31, 2023
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(9)
As reported	$1.3	$0.03	$69.4	$1.47
Adjustments:(2)
Loss (gain) on sale or disposal of assets, net	0.6	0.01	(2.5)	(0.05)
Loss on extinguishment of debt	9.4	0.21	11.4	0.24
Loss (gain) from remeasurement of benefit plans, net	10.3	0.23	40.6	0.85
Sales and use tax refund	—	—	(1.4)	(0.03)
Business transformation costs(3)	2.0	0.05	0.7	0.01
IT transformation costs(4)	5.1	0.12	4.3	0.09
Insurance recoveries(5)	—	—	(31.3)	(0.65)
Rebranding costs(6)	0.6	0.01	1.0	0.03
Accelerated depreciation and amortization	—	—	0.7	0.01
Amortization of cloud-computing costs(7)	0.6	0.01	—	—
Tax effect on above adjustments(8)	(4.8)	(0.10)	(3.1)	(0.06)
As adjusted	$25.1	$0.57	$89.8	$1.91

(1) For the year ended December 31, 2024, common share equivalents for shares issuable for equity-based awards (1.1 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. Common share equivalents for shares issuable upon the conversion of outstanding convertible notes were excluded in the computation of diluted earnings (loss) per share for the year ended December 31, 2024 as these shares would be anti-dilutive.

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(4) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(5) During the second half of 2022, the Faircrest melt shop experienced unplanned operational downtime. Metallus recognized an insurance recovery of $31.3 million related to the unplanned downtime in 2023, of which $11.3 million was received during 2023 and $20.0 million was received in the first quarter of 2024.

(6) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(7) Amortization of cloud computing software costs consists of expense recognized in Selling, General, and Administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.

(8) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

(9) For the year ended December 31, 2023, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.9 million shares) and common share equivalents for shares issuable for equity-based awards (2.1 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the year ended December 31, 2023 was 47.8 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $1.0 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(2), Adjusted EBIT(5), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(4) and Adjusted EBITDA(6) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,
(Dollars in millions) (Unaudited)	2024	2023	2024	2023	2024
Net income (loss)	$(21.4)	$1.3	$1.3	$69.4	$(5.9)
Net Income Margin (1)	(8.9%)	0.4%	0.1%	5.1%	(2.6%)

Provision (benefit) for income taxes	(3.0)	2.4	3.3	27.0	(1.2)
Interest (income) expense, net	(2.0)	(2.1)	(9.6)	(7.1)	(2.4)
Earnings Before Interest and Taxes (EBIT) (2)	$(26.4)	$1.6	$(5.0)	$89.3	$(9.5)
EBIT Margin (2)	(11.0%)	0.5%	(0.5%)	6.6%	(4.2%)

Depreciation and amortization	13.7	14.1	54.1	56.9	13.6
Amortization of cloud-computing costs (3)	0.6	—	0.6	—	—
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (4)	$(12.1)	$15.7	$49.7	$146.2	$4.1
EBITDA Margin (4)	(5.0%)	4.8%	4.6%	10.7%	1.8%
Adjustments:
Accelerated depreciation and amortization (EBIT only)	—	—	—	0.7	—
(Gain) loss from remeasurement of benefit plans	8.5	38.8	10.3	40.6	—
Loss on extinguishment of debt	9.4	—	9.4	11.4	—
Sales and use tax refund	—	(1.4)	—	(1.4)	—
Business transformation costs (7)	0.5	0.6	2.0	0.7	0.9
IT transformation costs (8)	1.7	1.2	5.1	4.3	0.9
Rebranding costs (9)	0.1	0.5	0.6	1.0	0.1
(Gain) loss on sale or disposal of assets, net	0.2	0.3	0.6	(2.5)	0.1
Insurance recoveries (10)	—	(20.0)	—	(31.3)	—
Adjusted EBIT (5)	$(6.0)	$21.6	$23.0	$112.8	$(7.5)
Adjusted EBIT Margin (5)	(2.5%)	6.6%	2.1%	8.3%	(3.3%)
Adjusted EBITDA (6)	$8.3	$35.7	$77.7	$169.0	$6.1
Adjusted EBITDA Margin (6)	3.5%	10.9%	7.2%	12.4%	2.7%

(1) Net Income Margin is defined as net income (loss) as a percentage of net sales.

(2) EBIT is defined as net income (loss) before interest (income) expense, net and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(3) Amortization of cloud computing software costs consists of expense recognized in Selling, General, and Administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.

(4) EBITDA is defined as net income (loss) before interest (income) expense, net, income taxes, depreciation and amortization, including cloud-computing costs. EBITDA Margin is EBITDA as a percentage of net sales.

(5) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(6) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(7) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(8) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(9) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(10) During the second half of 2022, the Faircrest melt shop experienced unplanned operational downtime. Metallus recognized an insurance recovery of $31.3 million related to the unplanned downtime in 2023, of which $11.3 million was received during 2023 and $20.0 million was received in the first quarter of 2024.

Reconciliation of Base Sales by end market to GAAP Net Sales by end market:

The tables below present net sales by end market, adjusted to exclude surcharges, which represents a financial measure that has not been determined in accordance with GAAP. We believe presenting net sales by end market, both on a gross basis and on a per ton basis, adjusted to exclude raw material and energy surcharges, provides additional insight into key drivers of net sales such as base price and product mix. Due to the fact that the surcharge mechanism can introduce volatility to our net sales, net sales adjusted to exclude surcharges provides management and investors clarity of our core pricing and results. Presenting net sales by end market, adjusted to exclude surcharges including on a per ton basis, allows management and investors to better analyze key market indicators and trends and allows for enhanced comparison between our end markets.

When surcharges are included in a customer agreement and are applicable (i.e., reach the threshold amount), based on the terms outlined in the respective agreement, surcharges are then included as separate line items on a customer’s invoice. These additional surcharge line items adjust base prices to match cost fluctuations due to market conditions. Each month, the company will post on the surcharges page of its external website, as well as our customer portal, the scrap, alloy, and energy surcharges that will be applied (as a separate line item) to invoices dated in the following month (based upon shipment volumes in the following month). All surcharges invoiced are included in GAAP net sales.

(Dollars in millions, ship tons in thousands)
	Three Months Ended December 31, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	49.7	58.6	10.7	11.2	—	130.2

Net Sales	$77.2	$102.2	$32.6	$23.9	$4.6	$240.5
Less: Surcharges	18.1	18.9	3.4	5.1	—	45.5
Base Sales	$59.1	$83.3	$29.2	$18.8	$4.6	$195.0

Net Sales / Ton	$1,553	$1,744	$3,047	$2,134	$—	$1,847
Surcharges / Ton	$364	$323	$318	$455	$—	$349
Base Sales / Ton	$1,189	$1,421	$2,729	$1,679	$—	$1,498

	Three Months Ended December 31, 2023
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	58.7	67.4	18.5	13.0	—	157.6

Net Sales	$118.0	$127.1	$44.1	$32.7	$6.2	$328.1
Less: Surcharges	27.7	26.0	5.9	7.2	—	66.8
Base Sales	$90.3	$101.1	$38.2	$25.5	$6.2	$261.3

Net Sales / Ton	$2,009	$1,886	$2,384	$2,515	$—	$2,082
Surcharges / Ton	$472	$386	$319	$554	$—	$424
Base Sales / Ton	$1,537	$1,499	$2,065	$1,961	$—	$1,658

	Three Months Ended September 30, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	53.1	57.1	3.4	6.3	—	119.9

Net Sales	$91.4	$104.9	$12.3	$14.5	$4.1	$227.2
Less: Surcharges	21.3	19.3	1.2	3.4	—	45.2
Base Sales	$70.1	$85.6	$11.1	$11.1	$4.1	$182.0

Net Sales / Ton	$1,721	$1,837	$3,618	$2,302	$—	$1,895
Surcharges / Ton	$401	$338	$353	$540	$—	$377
Base Sales / Ton	$1,320	$1,499	$3,265	$1,762	$—	$1,518

(Dollars in millions, ship tons in thousands)
	Year Ended December 31, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	220.0	250.0	47.0	38.5	—	555.5

Net Sales	$390.5	$452.3	$134.9	$87.3	$19.0	$1,084.0
Less: Surcharges	94.1	89.4	16.4	19.7	—	219.6
Base Sales	$296.4	$362.9	$118.5	$67.6	$19.0	$864.4

Net Sales / Ton	$1,775	$1,809	$2,871	$2,268	$—	$1,951
Surcharges / Ton	$428	$358	$349	$512	$—	$395
Base Sales / Ton	$1,347	$1,451	$2,522	$1,756	$—	$1,556

	Year Ended December 31, 2023
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	264.6	306.4	45.6	67.2	—	683.8

Net Sales	$533.3	$531.9	$115.0	$160.4	$21.8	$1,362.4
Less: Surcharges	147.2	129.4	18.8	44.9	—	340.3
Base Sales	$386.1	$402.5	$96.2	$115.5	$21.8	$1,022.1

Net Sales / Ton	$2,015	$1,736	$2,522	$2,386	$—	$1,992
Surcharges / Ton	$556	$422	$412	$668	$—	$498
Base Sales / Ton	$1,459	$1,314	$2,110	$1,718	$—	$1,494

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	December 31, 2024	December 31, 2023
Cash and cash equivalents	$240.7	$280.6

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(176.8)	(135.8)
Availability	$223.2	264.2
Credit facility amount borrowed	—	—
Letter of credit obligations	(5.3)	(5.4)
Availability not borrowed	$217.9	$258.8

Total Liquidity(1)	$458.6	$539.4

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of December 31, 2024 and December 31, 2023, Metallus had less than $400.0 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2023 4Q vs. 2024 4Q	2024 3Q vs. 2024 4Q	Full Year 2023 vs. 2024
Beginning Adjusted EBITDA(1)	$35.7	$6.1	$169.0
Volume	(15.2)	4.4	(60.3)
Price/mix	(16.7)	4.9	18.3
Raw material spread	1.0	—	(15.9)
Manufacturing	0.5	(10.3)	(31.1)
SG&A	2.8	2.9	(1.0)
Other	0.2	0.3	(1.3)
Ending Adjusted EBITDA(1)	$8.3	$8.3	$77.7

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).